Exhibit 23.3

CONSENT OF ROBERT HATCH

The undersigned, Robert Hatch, hereby states as follows:

I, Robert Hatch, have supervised the preparation of certain of the scientific and technical information that forms the basis for the disclosure in the Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”) of Austin Gold Corp. (the “Company”) as filed with the United States Securities and Exchange Commission on March 26, 2026, which is incorporated by reference into the Company’s registration statement on Form F-3 (the “Registration Statement”), and, solely to the extent indicated therein, have reviewed and approved such disclosure in the Annual Report and in the Registration Statement.

I hereby consent to the reference to my name in the Registration Statement, in the Annual Report and to the incorporation therein in the Registration Statement.

/s/ Robert Hatch

_______________________

Robert Hatch

Date: June 22, 2026